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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:

|_|    Preliminary proxy statement.
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|    Definitive proxy statement.
|X|    Definitive additional materials.
|_|    Soliciting material under Rule 14a-12.

                      SELIGMAN MUNICIPAL FUND SERIES, INC.
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        (Name of Registrant's as Specified in each Registrant's Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:
(2)   Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)   Proposed maximum aggregate value of transaction:
(5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)   Amount Previously Paid:
(2)   Form, Schedule or Registration Statement No.:
(3)   Filing Party:
(4)   Date Filed:

Media contact:                      Charles Keller
                                    612-678-7786
                                    charles.r.keller@ampf.com

Stockholder Contact:                Chris Moran
                                    617-218-3864
                                    christopher.m.moran@ampf.com


                       Special Meeting of Stockholders of
                Seligman Select Municipal Fund, Inc. (NYSE: SEL)
                       Further Adjourned to Solicit Votes
                  in Respect of the Proposal to Merge the Fund

NEW YORK, NY, January 16, 2009 - Today, Seligman Select Municipal Fund, Inc. ("Select Municipal") (NYSE: SEL) held an Adjourned Special Meeting of Stockholders (the "Meeting") to consider the proposed Agreement and Plan of Merger and Liquidation (the "Plan"), the merger and the other transactions contemplated by the Plan, including the acquisition of Select Municipal by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc. (the "Acquisition"), as described in the proxy statement/prospectus, dated October 28, 2008. However, because sufficient votes to approve the Acquisition proposal were not received at the Meeting, the Meeting has been further adjourned to February 5, 2009 to solicit additional votes to approve the Acquisition proposal.

Although more than 95% of the votes received to date (representing at least 66% of the outstanding shares of Select Municipal) have voted in favor of the Acquisition proposal, the Acquisition proposal has not received the required vote of 66-2/3% of all outstanding shares of Select Municipal's common stock and preferred stock (which vote together as a single class). Accordingly, the Meeting has been further adjourned to 3:30 p.m. on February 5, 2009 (the "Adjourned Meeting") at the offices of Select Municipal, 100 Park Avenue, 8th Floor, New York, New York 10017. This adjournment will provide additional time for Select Municipal's solicitation of proxies to approve the Acquisition proposal.

The close of business on October 24, 2008 is the record date for the determination of Stockholders entitled to notice of, and to vote at, the Adjourned Meeting or any adjournment or postponement thereof, in respect of the Acquisition proposal.

National Fund is an open-end fund that pursues an investment strategy similar to that of Select Municipal. Unlike Select Municipal, which is a closed-end fund that utilizes leverage provided by preferred stock, National Fund does not utilize leverage. As consideration for their shares, holders of Select Municipal's common stock will, upon consummation of the Acquisition, receive Class A shares of National Fund with a value equal to the net asset value of their shares of Select Municipal. Redemptions and exchanges of shares of National Fund issued pursuant to the Acquisition will be subject to a redemption fee of 2% for a period of one year following the closing of the Acquisition. The agreement relating to the Acquisition requires that the outstanding shares of preferred stock of Select Municipal be redeemed prior to consummation of the Acquisition.

Since November 7, 2008, Select Municipal and National Fund (the "Funds") have been managed by RiverSource Investments, LLC ("RiverSource"). Prior to such date, the Funds were managed by J. & W. Seligman & Co. Incorporated. Shareholders of National Fund approved a new investment management services agreement between Seligman Municipal Fund Series, Inc. (on behalf of National
Fund) and RiverSource at a special meeting of shareholders held on November 3, 2008. Such approval is a condition to the closing of the Acquisition of Select Municipal by National Fund.

The net asset value of shares of Seligman Municipal may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Select Municipal is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Fixed-income securities owned by the Funds are subject to interest-rate risk, credit risk, repayment risk, and market risk. To the extent that the Funds concentrate their investments in municipal securities issued by a single state and its municipalities, specific events or factors affecting a particular state may have an impact on the municipal securities of that state without affecting the municipal market in general.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain a Fund's most recent periodic reports and other regulatory filings (including the prospectus relating to National Fund) by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing. National Fund is distributed by Seligman Advisors, Inc.

There is no guarantee that a Fund's investment goals/objectives will be met, and you could lose money.


NOT FDIC INSURED                    MAY LOSE VALUE             NO BANK GUARANTEE
NOT A DEPOSIT                       NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY